Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-214592) and Form S-8 (Nos. 333-46454, 333-138219, 333-198117, and 333-211744) of TTM Technologies, Inc. of our report dated August 11, 2017 relating to the financial statements of Anaren Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Rochester, New York

June 28, 2018